Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
July 21, 2009
CONTACT: Sharon McHale
703-903-2438

Freddie Mac Names Charles E. “Ed” Haldeman, Jr. Chief Executive Officer

McLEAN, Va. — Freddie Mac (NYSE: FRE) today announced that its board of directors has named finance industry veteran Charles E. Haldeman, Jr. as the company’s chief executive officer and has elected him as a member of the board of directors. Haldeman was chairman of Putnam Investment Management, LLC, the investment advisor for the Putnam Funds, until June 30, 2009. Previously, he served as president and chief executive officer of Putnam Investments. Freddie Mac expects that Haldeman’s employment and board tenure will begin in August 2009, following release of the company’s second quarter financial results. He will succeed John A. Koskinen who has been serving as Freddie Mac’s interim chief executive officer since March 2009. Koskinen will resume his previous position as non-executive chairman of the board.

“I am delighted to have an executive of Ed’s caliber leading Freddie Mac at this critical time,” Koskinen said. “He has a wealth of experience in finance and an impressive record of successfully leading companies through challenging transformations. His commitment to our mission and his reputation for integrity and the highest professional standards will serve Freddie Mac well as it emerges from this challenging economic environment and continues to play a leading role in preserving homeownership for America’s families.”

“Freddie Mac has both the opportunity and responsibility to be a strong and consistent force for the stability and health of both the housing market and the general economy and I am honored to join the company and to contribute to that fundamental task,” Haldeman said. “I believe Freddie Mac is a critical part of the solution to our nation’s housing problems, and I look forward to working with the Federal Housing Finance Agency, the Administration, the housing industry and the great people at Freddie Mac to achieve our shared goals of helping to keep families in their homes and aiding the nation’s housing market as it recovers from the current downturn.”

Haldeman has more than 35 years of investment and management experience. Prior to assuming the role of chairman of Putnam Investment Management in July 2008, he served as president and chief executive officer of Putnam Investments, a position to which he was appointed in 2003. He was charged with reorganizing the business and improving business policies and compliance following a series of probes into the industry’s business practices. Based on that success, CFA Magazine named him “One of the Most Influential CFA Institute Members” in December 2006, citing his personal commitment to fiduciary duty, his work to restore Putnam’s reputation and his creation of an organizational culture that reinforced trust in the firm. Haldeman also spearheaded the sale of Putnam Investments to Power Financial Corporation in January 2007. A member of the Putnam Funds’ Board of Trustees since 2004, he was named president of the Putnam Funds in 2007. He joined Putnam Investments in 2002 as co-head of the investment division. Putnam is one of the world’s largest mutual fund administrators, with more than $100 billion in assets under management.

Prior to joining Putnam, Haldeman served as chairman and chief executive officer of Delaware Investments, and as president and chief operating officer of United Asset Management Corporation (UAM). He began his career at Cooke & Bieler, Inc., an affiliate of UAM, in 1974, where he held a series of senior executive positions.

Haldeman earned an M.B.A. from Harvard Business School, where he was a Baker Scholar, a J.D. cum laude from Harvard Law School, and an A.B. summa cum laude from Dartmouth College. He is a Chartered Financial Analyst (CFA). Haldeman is currently chairman of the Board of Trustees of Dartmouth College. He also serves on the Harvard Business School Board of Dean’s Advisors, the Partners HealthCare Investment Committee, and the Executive Committee of the Boston Chamber of Commerce. He formerly served on the Board of Governors of the Investment Company Institute. He and his wife, Barbara, have three children.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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